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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Harbinger Corporation:



We consent to incorporation by reference in the registration statements (No. 333-61893), (No. 333-30219), (No. 333-96774), (No. 333-42959) and (No.
333-03247) on Form S-8 of Harbinger Corporation of our report dated February 10, 2000, relating to the consolidated balance sheets of Harbinger Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appear in the 1999 Annual Report on Form 10-K of Harbinger Corporation.




                                  /s/ KPMG LLP


Atlanta, Georgia
March 28, 2000